MORRIS, DAVIS & CHAN LLP Certified Public Accountants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement number 2-80406 on Form S-8 of the Bank of America Corporation filed with the Securities and Exchange Commission of our report dated April 29, 2005, with respect to the financial statements and supplemental schedules included in the Annual Report on Form 11-K of The Bank of America 401(k) Plan for the year ended December 31, 2004.

Charlotte, North Carolina

June 24, 2005

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